UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2023

EUDA Health Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-40678	n/a
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Pemimpin Drive #12-07

One Pemimpin Singapore 576151

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65 6268 6821

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	EUDA	NASDAQ Stock Market LLC

Redeemable Warrants	EUDAW	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

For the reasons described in Item 8.01 herein, this Current Report on Form 8-K (this “Report”) of EUDA Health Holdings Limited (the “Company”) uses the term “Register Board” to refer to the Board of Directors listed in the Company’s Register of Directors as of the applicable dates referenced below. The Register Board consisted of: (a) five members - David Capes, Leonard Chee Hyong Chia, Eric Lew, Alfred Lim and Wei Wen Kelvin Chen until May 11, 2023; (b) four members - Leonard Chee Hyong Chia, Eric Lew, Alfred Lim and Wei Wen Kelvin Chen from May 11, 2023 through May 14, 2023; and (c) three members - Eric Lew, Alfred Lim and Wei Wen Kelvin Chen after May 14, 2023. The Report uses the term “Capes and Associates” to refer to David Capes and Leonard Chee Hyong Chia beginning on May 11, 2023.

At a meeting of the Register Board of the Company on May 14, 2023, the Register Board voted in favor of removing Leonard Chee Hyong Chia as a director of the Company effective immediately. Prior to his removal, Mr. Chia served as a director, and member of each of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee. As a result of his removal as a director, Mr. Chia was also removed as a member of each of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.

The Company has provided Mr. Chia with a copy of the Notice of the Register Board Meeting held on May 14, 2023 and provided Mr. Chia with the opportunity to attend the said Register Board meeting. However, Mr. Chia did not attend the Register Board meeting convened on May 14, 2023. The circumstances that led to the removal of Mr. Chia as a director include the Register Board’s belief that Capes and Associates’ conduct was disruptive to the Company’s operations.

The Company has provided Mr. Chia with a copy of the disclosures made in this Report and is providing Mr. Chia with the opportunity to furnish to the Company, as promptly as possible, a letter addressed to the Company stating whether he agrees with the statements made by the Company in this Report and, if not, stating the respects in which he does not agree. The Company will file any such letter received from Mr. Chia as an exhibit by amendment to this Report within two business days after receipt.

As a result, the composition of the Register Board committees as of the date of this Report is as follows:

●	The Audit Committee consists of Eric Lew (Chairman) and Alfred Lim.

●	The Corporate Governance and Nominating Committee consists of Eric Lew (Chairman) and Alfred Lim.

●	The Compensation Committee consists of Alfred Lim (Chairman) and Eric Lew.

As of the date of this Report, the Chairman of the Register Board of the Company is Eric Lew.

Item 8.01	Other Events.

As previously disclosed on a Form 8-K filed on May 11, 2023, at a meeting of the Register Board of the Company on May 11, 2023, the Register Board voted in favor of removing Mr. David Capes as a director of the Company and from all Board committees on which he served. On May 12, 2023, the Register Board received a notice from BVI legal counsel to Mr. Capes alleging that Mr. Capes had not been validly removed from the Register Board. The letter further provided a copy of written resolutions dated May 12, 2023 purporting to represent 51.56% of the total issued shares of the Company approving the removal of Eric Lew, Wei Wen Kelvin Chen and Alfred Lim as directors of the Company and the appointment of Mr. Capes as a director of the Company, to serve with Leonard Chee Hyong Chia (the “Resolutions”). Capes and Associates have further purported to terminate the employment of Wei Wen Kelvin Chen as the Company’s Chief Executive Officer and Steven Sobak as the Company’s Chief Financial Officer, effective from May 13, 2023.

Upon consultation with the Company’s external legal counsel, the Register Board determined that the purported Resolutions were prima facie invalid and of no effect from the outset, and could be subject to legal challenge. Furthermore, the Register Board notes that Capes and Associates have not furnished any proof sustaining their allegation that the Resolutions were validly passed. In addition, the Register Board notes that Capes and Associates have not obtained any valid court order on the validity of the Resolutions. Accordingly, the Register Board concluded that as of May 14, 2023, the duly constituted Board of Directors of the Company consisted of only three incumbent directors - Eric Lew, Alfred Lim and Wei Wen Kelvin Chen.

At this time, there has been no legal action commenced by the Company, the Register Board or Capes and Associates on this matter. If any such action is commenced against the Company relating to the foregoing, the Company and the Register Board will vigorously defend its position. Any such legal action could divert management’s time, attention and resources, damage the Company’s reputation and adversely affect the Company’s stock price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2023

EUDA Health Holdings Limited

By:	/s/ Wei Wen Kelvin Chen
Name:	Wei Wen Kelvin Chen
Title:	Chief Executive Officer